Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-213915 on Form S-8 of our reports dated February 28, 2018 relating to the consolidated and combined financial statements of Donnelley Financial Solutions, Inc. and subsidiaries, and the effectiveness of Donnelley Financial Solutions, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Donnelley Financial Solutions, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 28, 2018